Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of T Stamp, Inc. on Form S-3 of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of T Stamp, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in the Annual Report on Form 10-K of T Stamp, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

September 24, 2024